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                                                                    Exhibit 99.2

            Sections 10-850 to 10-858 of the Arizona Revised Statutes

(S) 10-850. Definitions

In this article, unless the context otherwise requires:

     1. "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

     2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. Director includes the estate or personal representative of a director.

     3. "Expenses" includes attorney fees and all other costs and expenses reasonably related to a proceeding.

     4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred.

     5. "Officer" means an individual who is or was an officer of a corporation or an individual who, while an officer of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. An officer is considered to be serving an employee benefit plan at the corporation's request if the officer's duties to the corporation also impose duties on or otherwise involve services by the officer to the plan or to participants in or beneficiaries of the plan. Officer includes the estate or personal representative of an officer.

     6. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used with respect to an officer as contemplated in (S) 10-856, the office in a corporation held by the officer. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

     7. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation or of any affiliate of the corporation.

     8. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

     9. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

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(S) 10-851. Authority to indemnify

     A. Except as provided in subsection D of this section and in (S) 10-854, a corporation may indemnify an individual made a party to a proceeding because either:

     1. The individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

     (a) The individual's conduct was in good faith.

     (b) The individual reasonably believed:

     (i) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

     (ii) In all other cases, that the conduct was at least not opposed to its best interests.

     (c) In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful.

     2. The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to (S) 10-202, subsection b, paragraph 2.

     B. A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection A, paragraph 2, subdivision (a) of this section.

     C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

     D. A corporation may not indemnify a director under this section either:

     1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation.

     2. In connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

     E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

(S) 10-852. Mandatory indemnification

     A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     B. Unless limited by its articles of incorporation, (S) 10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in (S) 10-851, subsection A and the director furnishes the

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corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

     C. A corporation shall not provide the indemnification or advancement of expenses described in subsection B of this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in (S) 10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment under (S) 10-854. A corporation shall not delay payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

(S) 10-853. Advance for expenses

     A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if both of the following conditions exist:

     1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in (S) 10-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation pursuant to (S) 10-202, subsection B, paragraph 1.

     2. The director furnishes the corporation with a written undertaking, executed personally or on the director's behalf, to repay the advance if the director is not entitled to mandatory indemnification under (S) 10-852 and it is ultimately determined under (S) 10-854 or 10-855 that the director did not meet the standard of conduct.

     B. The undertaking required by subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     C. Authorizations of payments under this section shall be made in a manner consistent with (S) 10-830 or 10-842.

     D. This section does not apply to advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to (S) 10-852.

(S) 10-854. Court ordered indemnification

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advance for expenses if it determines either:

     1. The director is entitled to mandatory indemnification under (S) 10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification.

     2. The director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director met the standard of conduct set forth in (S) 10-851 or was adjudged liable as described in (S) 10-851, subsection D, but if the director was adjudged liable under (S) 10- 851, subsection D, indemnification is limited to reasonable expenses incurred.

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(S) 10-855. Determination and authorization of indemnification

     A. A corporation may not indemnify a director under (S) 10-851 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in (S) 10-851.

     B. The determination shall be made either:

     1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

     2. By special legal counsel:

     (a) Selected by majority vote of the disinterested directors.

     (b) If there are no disinterested directors, selected by majority vote of the board.

     3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

     C. Neither special legal counsel nor any shareholder has any liability whatsoever for a determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with (S) 10-830.

     D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

(S) 10-856. Indemnification of officers

     A. A corporation may indemnify and advance expenses under this article to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation as follows:

     1. To the same extent as a director.

     2. If the individual is an officer but not a director, to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for:

     (a) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding.

     (b) Liability arising out of conduct that constitutes:

     (i) Receipt by the officer of a financial benefit to which the officer is not entitled.

     (ii) An intentional infliction of harm on the corporation or the shareholders.

     (iii) An intentional violation of criminal law.

     B. Subsection A, paragraph 2 of this section applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer.

     C. An officer of a corporation who is not a director is entitled to mandatory indemnification under (S) 10-852, subsection A and may apply to a court under (S) 10-854 for indemnification or an advance for expenses, in each case

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to the same extent to which a director is entitled to indemnification or advance for expenses under those sections.

(S) 10-857. Insurance

     A corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this article.

(S) 10-858. Application of article

     A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If articles of incorporation limit indemnification or advances for expenses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

     B. This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

     C. This article does not limit a corporation's power to indemnify, advance expenses or maintain insurance on behalf of an employee or agent.